UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report April 19, 2012
(Date of Earliest event reported)

FIRST NORTHERN COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)

California	68-0450397
(State of Incorporation)	(IRS Employer ID Number)

000-30707
(Commission File No.)

First Northern Community Bancorp
195 North First Street, P.O. Box 547, Dixon, California	95620
(Address of principal executive offices)	(Zip Code)

 (707) 678-3041
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

See disclosure at item 5.02.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 19, 2012, the Board of Directors of First Northern Bank, the wholly owned subsidiary of First Northern Community Bancorp (“Company”) approved Employment Agreements for the following key executives:

•	Louise A. Walker, President/Chief Executive Officer

•	Jeremiah Z. Smith, Executive Vice President/Chief Financial Officer

•	Patrick S. Day, Executive Vice President/Chief Credit Officer

The employment agreement for Ms. Walker is effective April 23, 2012 and replaces Ms. Walker’s agreement dated July 2001.  Mr. Smith’s employment agreement is effective April 23, 2012.  Mr. Day’s employment agreement is effective May 15, 2012 and replaces Mr. Day’s employment agreement dated May 2006.

The employment agreements have a one-year term which renews automatically for consecutive one-year terms unless the executive officer or the Bank gives advance notice that the agreement will not renew.  Except for base salaries and potential terminations payments, the employment agreements are largely identical.  The annual base salaries stated in the employment agreements are $234,600 for Ms. Walker, $148,000 for Mr. Smith and $170,000 for Mr. Day.  The termination payment under Change of Control states that if, within two years following a change of Control, the Executive’s employment is terminated under provision of the agreement (termination for Good Reason or Involuntary termination) as in effect on the date the term of employment ends, the executive shall receive in the case of Ms. Walker 250%, Mr. Smith 200% and Mr. Day 200% of the sum of the Executive’s annual base salary and the average of the annual bonuses awarded to the Executive by the Bank for the most recent three consecutive years prior to the date the term of employment ends.  There is no “Gross-up Payment” (excess parachute payments) provided in the agreements.

The termination for involuntary termination; termination for good reason provides that the executive shall receive in the case of Ms. Walker 150%, Mr. Smith 100% and Mr. Day 100% of the sum of the Executives annual base salary under the provisions of the agreement as in effect on the date the term of employment ends and the average of the annual bonuses awarded to the Executive.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2012	First Northern Community Bancorp (Registrant)

/s/ Louise A. Walker
By: Louise A. Walker
President/Chief Executive Officer